EXHIBIT 99.2

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by BioSante Pharmaceuticals, Inc. (“BioSante”) with the Securities and Exchange Commission on April 25, 2013, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of BioSante effective upon completion of the merger as described in the Registration Statement.

Dated: April 26, 2013

/s/ Robert E. Brown, Jr.
Robert E. Brown, Jr.